Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Reports Second Quarter Results
Pro Forma RevPAR Increased 6.6 Percent; Pro Forma Hotel EBITDA Rose 8.2 Percent
     Bethesda, MD, August 2, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the quarter ended June 30, 2011. The Company’s results include the following:

	Second Quarter		Six Months Ended, June 30
	2011	2010	2011	2010
	($ in millions except per share, RevPAR and margin data)

Net income (loss) to common shareholders	$1.8	$(3.8)	$(1.8)	$(4.4)
Net income (loss) per diluted share	$0.03	$(0.19)	$(0.05)	$(0.22)

Pro forma RevPAR	$146.97	$137.91	$135.71	$126.44
Pro forma Hotel EBITDA	$19.5	$18.0	$27.5	$24.4
Pro forma Hotel EBITDA Margin	27.1%	26.6%	23.9%	22.7%

EBITDA(1)	$16.1	$(3.6)	$20.4	$(4.2)
Adjusted EBITDA(1)	$18.3	$(0.1)	$24.7	$(0.2)

FFO(1)	$9.4	$(3.6)	$10.6	$(4.2)
Adjusted FFO(1)	$11.6	$(0.2)	$14.9	$(0.3)
Adjusted FFO per diluted share(1)	$0.23	$(0.01)	$0.32	$(0.01)

(1)	See tables later in this press release that reconcile net income (loss) to earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Funds from Operations (“FFO”), FFO per share, Adjusted FFO and Adjusted FFO per share. EBITDA, Adjusted EBITDA, FFO, FFO per share, Adjusted FFO and Adjusted FFO per share are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to GAAP net income (loss) later in this press release.
     For the details as to which hotels are included in Pro forma RevPAR, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margins for the second quarter and six months ended June 30, 2011, refer to the Pro Forma 2011 Property Inclusion Reference Table later in this press release.

Second Quarter Highlights
•	Pro forma RevPAR: Pro forma room revenue per available room (“Pro forma RevPAR”) in the second quarter of 2011 increased 6.6 percent over the same period of 2010 to $146.97. Pro forma average daily rate (“Pro forma ADR”) grew 8.7 percent from the second quarter of 2010 to $189.29, while Pro forma Occupancy decreased 1.8 percent to 78.5 percent.
•	Pro forma Hotel EBITDA: The hotels generated $19.5 million of Pro forma Hotel EBITDA for the quarter ended June 30, 2011, an improvement of 8.2 percent compared with the same period of 2010. Pro forma Hotel Revenues increased 6.3 percent, while Pro forma Hotel Expenses rose 5.6 percent. As a result, the Pro forma Hotel EBITDA Margin was 27.1 percent for the quarter ended June 30, 2011 and represents an increase of 48 basis points as compared to the same period last year.
•	EBITDA and Adjusted EBITDA: The Company’s EBITDA increased to $16.1 million for the second quarter of 2011, from $(3.6) million for the prior year period. The Company’s Adjusted EBITDA was $18.3 million, an improvement of $18.4 million over the prior year period.
•	FFO and Adjusted FFO: The Company generated FFO of $9.4 million in the second quarter of 2011. The Company’s Adjusted FFO was $11.6 million, an improvement of $11.7 million over the prior year period.
•	Capital Investments: During the second quarter of 2011, the Company invested $7.5 million of capital throughout its portfolio, including $2.0 million at the Sir Francis Drake, $1.8 million at the Intercontinental Buckhead and $1.3 million at the Westin Gaslamp Quarter.
•	Dividends: On June 15, 2011, the Company declared a $0.12 per share quarterly dividend on its common shares and a $0.4921875 per share quarterly dividend on its 7.875% Series A Cumulative Redeemable Preferred Shares.
     “Second quarter operating results for our portfolio significantly outpaced our outlook,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “Business travel demand, including both group and transient travel, remained strong throughout the quarter, particularly in San Francisco, West Hollywood, Minneapolis and Philadelphia. Despite the ongoing concerns about the U.S. economy, corporate profits continue to grow, and as a result, corporate travel demand continues to recover, allowing us to increase pricing and yield higher average daily rates. In addition, we continue to see strong booking patterns across our portfolio for the remainder of the year and for 2012, giving us the confidence to increase our outlook for the second half of 2011.”
     The renovation of the 140-room Grand Hotel Minneapolis’ guest rooms, lobby, bar, entry and meeting space was completed in the second quarter of 2011. The renovation of the 416-room Sir Francis Drake’s guest rooms was completed in June and the hotel’s lobby renovation and Starlight Room refurbishment are scheduled to be completed by the end of the third quarter of 2011. The renovation of the Westin Gaslamp Quarter’s 450 guest rooms was completed in the second quarter and the comprehensive renovation of the rest of the property, including the hotel’s second and third floor meeting space, ground floor lobby, lounge, restaurant, entry, exterior and fourth floor ballroom is currently underway and expected to be completed in phases over the next three quarters. In addition, the Descent Theme Bar and Lounge at the W Boston is under development and is expected to open in the fourth quarter of 2011.
     “The capital reinvestment programs at the DoubleTree Bethesda by Hilton Bethesda-Washington, DC, Sir Francis Drake, Grand Hotel Minneapolis, Westin Gaslamp and Affinia Manhattan will enable these hotels to generate meaningful increases in operating cash flow,” advised Mr. Bortz. “In addition to these capital repositioning programs, we remain very excited about the significant operational upside opportunities that exist throughout our portfolio. Our asset managers, along with our entire executive team, are working closely with our hotel managers to aggressively realize these opportunities. We are in the process of implementing our best practices and other expense reduction and revenue enhancement initiatives across all of our hotels and are very encouraged by the results we’ve begun to see.”

Acquisitions
•	On April 6, 2011, the Company acquired The Westin Gaslamp Quarter for $110.0 million. The 450-room, upper upscale, full service hotel is located in the historic Gaslamp Quarter of San Diego, California. The property offers three food and beverage outlets, over 32,000 square feet of meeting and event space and is currently undergoing a $25.0 million capital reinvestment plan that is expected to be completed in the first quarter of 2012. Starwood Hotels and Resorts manages the hotel.
•	On April 7, 2011, the Company acquired the Hotel Monaco Seattle for $51.2 million. The 189-room, upper upscale, full service hotel is centrally located in the downtown area of Seattle, Washington. The hotel contains 6,000 square feet of meeting space and features the immensely popular Sazerac restaurant, a 135-seat, award-winning, three-meal-a-day, stand-alone restaurant and bar. Kimpton Hotels & Restaurants manages the hotel.
•	On May 13, 2011, the Company acquired the Mondrian Los Angeles for $137.0 million. The 237-room, luxurious, full service, boutique-style hotel is located in West Hollywood, California, along the Sunset Strip. The property boasts stunning views of Los Angeles, the Hollywood Hills and Sunset Boulevard, over 1,200 square feet of meeting space and three terrific food and beverage outlets: Asia de Cuba, ADCB and SkyBar. Morgans Hotel Group manages the hotel.
•	On May 26, 2011, the Company acquired the Viceroy Miami for $36.5 million. The 148-room, luxury, full service hotel is located in downtown Miami, Florida in the ICON Brickell complex. The hotel, which opened in 2009, includes a unique array of amenities, including oversized guest rooms, each with its own convenience kitchen, a full service spa, distinctive meeting and event space and three food and beverage outlets. Viceroy Hotel Group manages the hotel.
•	On June 8, 2011, the Company acquired the W Boston for $89.5 million. The 235-room, luxury, full service hotel is located in the Theatre District of downtown Boston, Massachusetts. The property, which opened in late 2009, offers 5,000 square feet of indoor meeting space, the Bliss spa and two food and beverage outlets. Starwood Hotels and Resorts manages the hotel.
•	On July 29, 2011, the Company acquired a 49% interest in a joint venture valued at $910.0 million with affiliates of Denihan Hospitality Group that owns six upper upscale and luxury hotels in Manhattan. This six hotel portfolio (the “Manhattan Collection”) includes Affinia Manhattan, Affinia Shelburne, Affinia Dumont, Affinia 50, Affinia Gardens and The Benjamin — which currently comprise 1,640 guest rooms, but will increase the number of guest rooms to 1,730 following the completion of a comprehensive renovation and reconfiguration of the Affinia Manhattan this fall. The Manhattan Collection hotels are well located in the Midtown market of Manhattan, have been well maintained and boast some of the largest guest rooms and suites in New York City, providing a unique competitive advantage in the marketplace. Denihan Hospitality Group manages each hotel in the Manhattan Collection.
The transaction was funded with proceeds from Pebblebrook’s previously completed equity offerings, as well as borrowing under the Company’s unsecured credit facility. The acquisition also includes the assumption of the Company’s 49% pro rata share of $596.6 million of first mortgage and mezzanine debt. The debt is a non-recourse, interest-only loan, subject to a floating interest rate based on the 30-day LIBOR rate plus a weighted average total spread of approximately 325 basis points. The loan matures in February 2013.
          “We are very pleased with the high quality hotels that we’ve been able to acquire thus far during the year,” noted Mr. Bortz. “All of these hotels have terrific locations in the heart of high barrier to entry major gateway cities, while continuing to expand our geographic and management company diversification.”
          Since its initial public offering in December 2009, the Company has acquired 20 properties (six through a joint venture) totaling $1.6 billion of invested capital.

Year-to-Date Highlights
•	Pro forma RevPAR: Pro forma RevPAR for the six months ended June 30, 2011 increased by 7.3 percent over the same period of 2010 to $135.71. Year-to-date, Pro forma ADR grew 9.0 percent from the comparable period of 2010 to $184.20, while Pro forma Occupancy declined 1.7 percent to 74.5 percent.
•	Pro forma Hotel EBITDA: The Company’s hotels generated $27.5 million of Pro forma Hotel EBITDA for the six months ended June 30, 2011, an improvement of 12.8 percent compared with the same period of 2010. Pro forma Hotel Revenues increased 7.0 percent, while Pro forma Hotel Expenses rose 5.3 percent. As a result, Pro forma Hotel EBITDA Margin for the six months ended June 30, 2011 increased 123 basis points to 23.9 percent as compared to the same period last year.
•	EBITDA and Adjusted EBITDA: The Company’s EBITDA grew to $20.4 million for the six months ended June 30, 2011, compared with $(4.2) million for the prior year period. The Company’s Adjusted EBITDA rose to $24.7 million, from $(0.2) million for the prior year period.
•	FFO and Adjusted FFO: For the six months ended June 30, 2011, the Company’s FFO was $10.6 million. The Company’s Adjusted FFO increased to $14.9 million, compared with $(0.3) million for the prior year period.
Balance Sheet
     As of June 30, 2011, the Company had $252.1 million in outstanding debt at a weighted average interest rate of 4.5 percent and had no outstanding balance on its $200.0 million senior unsecured credit facility. On June 30, 2011, the Company had $140.0 million of cash and cash equivalents on its balance sheet, a consolidated fixed charge coverage ratio of 4.3 times and the Company’s total net debt to trailing 12 month Corporate EBITDA (as defined in the Company’s credit agreement) was 2.0 times. The diluted weighted average number of common shares and units outstanding for the quarter ended June 30, 2011 was 51.3 million.
Capital Markets
     Between the months of April 2011 and July 2011, the Company completed several capital transactions to help fund strategic growth and maintain its strong balance sheet.
•	On April 6, 2011, the Company closed an underwritten public offering of 10.9 million common shares, resulting in net proceeds of $226.3 million.
•	On June 3, 2011, the Company amended and restated its senior credit agreement. The new bank facility, which is now unsecured, has $200 million of availability, an increase from $150 million, with a maturity of June 2014 that can be extended to June 2015. The facility provides the Company with an accordion option to upsize the available amount of the credit facility to $400 million. In addition, pricing on the new unsecured credit facility was reduced from, and terms were substantially improved over, the prior secured facility agreement.
•	On July 12, 2011, the Company directly sold 600,000 shares of its 7.875% Series A Cumulative Redeemable Preferred Shares to CBRE Clarion Securities LLC at a price of $25.25 per share, resulting in net proceeds of approximately $15.1 million.

2011 Outlook
     As a result of the Company’s recently completed acquisitions and capital market activities, the Company is amending and increasing its 2011 outlook to the following:

	2011 Outlook Range
	Low	High
	($ in millions except per share data)

Net income (loss) to common shareholders	$(0.4)	$2.6
Net income (loss) per diluted share	$(0.01)	$0.05

EBITDA	$63.0	$66.0
Adjusted EBITDA	$76.5	$79.5

FFO	$32.5	$35.5
FFO per diluted share	$0.66	$0.73
Adjusted FFO	$46.0	$49.0
Adjusted FFO per diluted share	$0.94	$1.00
          “We are increasing our 2011 outlook due to the strong performance at our hotels to-date, as well as a strengthening booking pace, particularly for the fourth quarter,” advised Mr. Bortz. “Group and transient booking patterns remain healthy and we continue to be very encouraged by our asset management efforts, which have begun to yield positive results.”
The Company’s revised 2011 outlook is based on the following estimates and assumptions:
•	Additional acquisitions are not included beyond the 20 properties that have been acquired as of July 29, 2011;
•	Hotel industry RevPAR to increase 7.0 to 8.0 percent over 2010;
•	Pro forma RevPAR growth of 7.5 to 9.0 percent over 2010 to $155 to $157 and 6.0 to 8.0 percent over the third quarter of 2010 to $170 to $173;
•	Pro forma Hotel EBITDA of $84.3 to $87.3 million;
•	Pro forma Hotel EBITDA Margin to increase between 240 and 300 basis points over the 2010 Pro forma Hotel EBITDA Margin to 25.9 to 26.5 percent;
•	Corporate cash general and administrative expenses of $7.0 to $7.5 million;
•	Corporate non-cash general and administrative expenses of $2.7 million;
•	Acquisition and related expenses of $11.7 million;

•	Total capital investments related to renovations, capital maintenance and return on investment projects of approximately $63.0 to $68.0 million;
•	Interest expense, including the non-cash amortization of deferred financing fees, of $20.0 million;
•	Interest income of $0.9 million;
•	Weighted average outstanding debt of $277.4 million. Including the Company’s 49% pro-rata interest in the non-recourse debt assumed with the Manhattan Collection, the weighted average outstanding debt is $398.3 million; and
•	Weighted average fully diluted shares and operating partnership units of 49.0 million.
          The Company’s 2011 outlook for corporate cash and non-cash general and administrative expenses does not include the $11.7 million of costs related to acquisitions, such as due diligence, transfer taxes and legal and accounting fees, which are required to be expensed when incurred and which are detailed separately above. In addition, the 2011 outlook includes the effects of the Company’s 49% pro-rata interest in the Manhattan Collection.

          For the details as to which hotels are included in Pro forma RevPAR, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margins for the Company’s 2011 Outlook, refer to the Pro Forma 2011 Property Inclusion Reference Table later in this press release.
Earnings Call
     The Company will conduct its quarterly analyst and investor conference call on Wednesday, August 3, 2011 at 9:00 AM EDT. To participate in the conference call, please dial (877) 857-6161 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to http://www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://www.pebblebrookhotels.com.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The Company owns 20 hotels, comprised of 14 wholly-owned hotels, with a total of 3,812 guest rooms and a 49% joint venture interest in 6 hotels with 1,730 guest rooms. The Company owns, or has an ownership interest in, hotels located in nine states and the District of Columbia, including 14 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; Boston, Massachusetts; and New York, New York. For more information, please visit www.pebblebrookhotels.com.
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan” and reference to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR, EBITDA Margin and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

     All information in this release is as of August 2, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.
###
Additional Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Investment in hotel properties, net	$1,120,085	$599,714
Ground lease asset, net	10,612	10,721
Cash and cash equivalents	139,999	220,722
Restricted cash	6,729	4,485
Hotel receivables (net of allowance for doubtful accounts of $27 and $13, respectively)	13,752	3,924
Deferred financing costs, net	4,042	2,718
Prepaid expenses and other assets	24,734	13,231

Total assets	$1,319,953	$855,515

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured revolving credit facility	$—	$—
Mortgage debt	252,114	143,570
Accounts payable and accrued expenses	30,325	15,799
Advance deposits	4,667	2,482
Accrued interest	785	304
Distribution payable	8,297	4,908

Total liabilities	296,188	167,063
Commitments and contingencies (Note 9)
Shareholders’ equity:
Preferred shares of beneficial interest, stated at liquidation preference $25 per share, $ .01 par value, 100,000,000 shares authorized; 5,000,000 and 0 shares issued and outstanding at June 30, 2011 and at December 31, 2010, respectively	125,000	—
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized; 50,771,380 issued and outstanding at June 30, 2011 and 39,814,760 issued and outstanding at December 31, 2010	508	398
Additional paid-in capital	920,297	698,100
Accumulated deficit and distributions	(24,320)	(11,586)

Total shareholders’ equity	1,021,485	686,912
Non-controlling interests	2,280	1,540

Total equity	1,023,765	688,452

Total liabilities and equity	$1,319,953	$855,515

Pebblebrook Hotel Trust
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUES:
Hotel operating revenues:
Room	$45,601	$1,360	$71,160	$1,360
Food and beverage	23,166	770	37,953	770
Other operating	4,343	86	6,662	86

Total revenues	73,110	2,216	115,775	2,216

EXPENSES:
Hotel operating expenses:
Room	11,866	298	19,507	298
Food and beverage	15,827	405	26,687	405
Other direct	1,922	41	3,083	41
Other indirect	19,860	645	32,936	645

Total hotel operating expenses	49,475	1,389	82,213	1,389
Depreciation and amortization	7,592	223	12,389	228
Real estate taxes, personal property taxes and property insurance	3,158	73	5,081	73
Ground rent	515	—	761	—
General and administrative	2,440	2,156	4,726	3,642
Hotel acquisition costs	1,715	3,061	3,441	3,146

Total operating expenses	64,895	6,902	108,611	8,478

Operating income (loss)	8,215	(4,686)	7,164	(6,262)
Interest income	293	898	766	1,875
Interest expense	(3,446)	—	(6,302)	—
Other income	47	—	47	—

Net income (loss) before income taxes	5,109	(3,788)	1,675	(4,387)
Income (expense) tax benefit	(810)	(26)	(420)	(26)

Net income (loss)	4,299	(3,814)	1,255	(4,413)
Net income (loss) attributable to non-controlling interests	85	—	85	—

Net income (loss) attributable to the Company	4,214	(3,814)	1,170	(4,413)
Distributions to preferred shareholders	(2,461)	—	(3,008)	—

Net income (loss) attributable to common shareholders	$1,753	$(3,814)	$(1,838)	$(4,413)

Net income (loss) per share attributable to common shareholders, basic and diluted	$0.03	$(0.19)	$(0.05)	$(0.22)

Weighted-average number of common shares, basic and diluted	50,193,672	20,260,590	45,026,715	20,260,319

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) Attributable to Common
Shareholders to FFO, EBITDA, Adjusted FFO and Adjusted EBITDA
(In thousands, except share and per-share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income (loss) attributable to common shareholders	$1,753	$(3,814)	$(1,838)	$(4,413)
Depreciation and amortization	7,560	205	12,327	205
Non-controlling interests	85	—	85	—

FFO	$9,398	$(3,609)	$10,574	$(4,208)

Hotel acquisition costs	1,715	3,061	3,441	3,146
Ground lease amortization	55	—	110	—
Amortization of LTIP units	395	395	790	788

Adjusted FFO	$11,563	$(153)	$14,915	$(274)

FFO per common share — basic	$0.19	$(0.18)	$0.23	$(0.21)
FFO per common share — diluted	$0.18	$(0.18)	$0.23	$(0.21)
Adjusted FFO per common share — basic	$0.23	$(0.01)	$0.33	$(0.01)
Adjusted FFO per common share — diluted	$0.23	$(0.01)	$0.32	$(0.01)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income (loss) attributable to common shareholders	$1,753	$(3,814)	$(1,838)	$(4,413)
Interest expense	3,446	—	6,302	—
Income tax expense (benefit)	810	26	420	26
Depreciation and amortization	7,592	223	12,389	228
Non-controlling interests	85	—	85	—
Distributions to preferred shareholders	2,461	—	3,008	—

EBITDA	$16,147	$(3,565)	$20,366	$(4,159)

Hotel acquisition costs	1,715	3,061	3,441	3,146
Ground lease amortization	55	—	110	—
Amortization of LTIP units	395	395	790	788

Adjusted EBITDA	$18,312	$(109)	$24,707	$(225)

     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules to supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
     These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.
     Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with GAAP), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
     Earnings before Interest, Taxes, and Depreciation and Amortization (“EBITDA”) — We believe that EBITDA provides investors a useful financial measure to evaluate our operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).
     The Company’s presentation of FFO in accordance with the NAREIT white paper and EBITDA, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The table above is a reconciliation of the Company’s FFO and EBITDA calculations to net income in accordance with GAAP.
The Company also evaluates its performance by reviewing Adjusted EBITDA and Adjusted FFO, because it believes that adjusting EBITDA and FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company’s ongoing operating performance and that the presentation of Adjusted EBITDA and Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company’s operating performance. The Company adjusts EBITDA and FFO for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA and Adjusted FFO:
- Non-Cash Ground Rent: The Company excludes the non-cash amortization expense of the Company’s ground lease asset.
- Acquisition Costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.
- Amortization of LTIP Units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.

Pebblebrook Hotel Trust
Pro Forma Hotel Statistical Data
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Total Portfolio
Pro forma Occupancy	78.5%	80.0%	74.5%	75.7%
Increase/(Decrease)	(1.8%)		(1.7%)
Pro forma ADR	$189.29	$174.15	$184.20	$168.97
Increase/(Decrease)	8.7%		9.0%
Pro forma RevPAR	$146.97	$137.91	$135.71	$126.44
Increase/(Decrease)	6.6%		7.3%
Notes:
This schedule of hotel results for the three months ended June 30, includes information from all of the hotels the Company owned as of June 30, 2011 except for the Viceroy Miami, W Boston and Grand Hotel Minneapolis of both 2011 and 2010. The schedule of hotel results for the six months ended June 30, includes information from all of the hotels the Company owned as of June 30, 2011 except for the Westin Gaslamp Quarter, Monaco Seattle and Mondrian Los Angeles for the first quarter of both 2011 and 2010 and the Viceroy Miami, W Boston and the Grand Hotel Minneapolis for the entire six month period of both 2011 and 2010. These hotel results for the respective periods include information reflecting operational performance prior to the Company’s ownership of the hotels. The Company expects to include historical hotel results for the Grand Hotel Minneapolis after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company’s corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.
The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Pro Forma Hotel Results
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Pro Forma Hotel Revenues:
Rooms	$43,987	$41,265	$70,082	$65,279
Food and beverage	24,555	22,854	39,629	36,770
Other	3,485	3,633	5,429	5,571

Total hotel revenues	72,027	67,752	115,140	107,620

Pro Forma Hotel Expenses:
Rooms	11,573	10,926	19,347	18,435
Food and beverage	16,373	15,587	27,419	26,123
Other direct	1,751	1,788	2,899	2,930
General and administrative	6,517	5,704	10,543	9,394
Sales and marketing	5,199	4,749	8,719	8,092
Management fees	2,093	2,616	3,339	3,910
Property operations and maintenance	2,390	2,370	4,169	4,103
Energy and utilities	2,232	2,157	4,041	3,859
Property taxes	2,265	1,675	3,758	3,003
Other fixed expenses	2,116	2,149	3,402	3,388

Total hotel expenses	52,509	49,721	87,636	83,237

Pro Forma Hotel EBITDA	$19,518	$18,031	$27,504	$24,383

Notes:
This schedule of hotel results for the three months ended June 30, includes information from all of the hotels the Company owned as of June 30, 2011 except for the Viceroy Miami, W Boston and Grand Hotel Minneapolis of both 2011 and 2010. The schedule of hotel results for the six months ended June 30, includes information from all of the hotels the Company owned as of June 30, 2011 except for the Westin Gaslamp Quarter, Monaco Seattle and Mondrian Los Angeles for the first quarter of both 2011 and 2010 and the Viceroy Miami, W Boston and the Grand Hotel Minneapolis for the entire six month period of both 2011 and 2010. These hotel results for the respective periods include information reflecting operational performance prior to the Company’s ownership of the hotels. The Company expects to include historical hotel results for the Grand Hotel Minneapolis after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company’s corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.
The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Pro Forma 2011 Property Inclusion Reference Table

Hotels	Q1	Q2	Q3	Q4
DoubleTree by Hilton Bethesda	X	X	X	X
Sir Francis Drake	X	X	X	X
InterContinental Buckhead	X	X	X	X
Hotel Monaco Washington, DC	X	X	X	X
Grand Hotel Minneapolis				X
Skamania Lodge	X	X	X	X
Sheraton Delfina Santa Monica	X	X	X	X
Sofitel Philadelphia	X	X	X	X
Argonaut Hotel	X	X	X	X
Hotel Monaco Seattle		X	X	X
Westin Gaslamp Quarter San Diego		X	X	X
Mondrian Los Angeles		X	X	X
Viceroy Miami			X	X
W Boston			X	X
Manhattan Collection			X	X
Notes:
A property marked with an “X” in a specific quarter denotes that the pro forma operating results of that property are included in the Pro Forma Hotel Statistical Data, Schedule of Pro Forma Hotel Results and the 2011 Outlook for the respective calendar quarter in 2011 and 2010.
The Company’s second quarter Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of June 30, 2011, except for the Grand Hotel Minneapolis, Viceroy Miami (acquired on May 26, 2011) and W Boston (acquired on June 8, 2011).
The Company’s six month Pro forma RevPAR, RevPAR Growth ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of June 30, 2011, except for the Westin Gaslamp Quarter, Monaco Seattle and Mondrian Los Angeles for the first quarter of both 2011 and 2010 and the Viceroy Miami, W Boston and the Grand Hotel Minneapolis for the entire six month period of both 2011 and 2010. These operating statistics and financial results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating data from the Grand Hotel Minneapolis after it has owned the hotel for one year.
The Company’s estimates and assumptions for Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin for the Company’s 2011 Outlook include the hotels owned as of July 29, 2011, but excludes the Grand Hotel Minneapolis for the first three quarters of both 2011 and 2010. The Company expects to include the operating results for the Grand Hotel Minneapolis in year-over-year comparisons once the Company has owned the hotel for one full year. The operating results and financial performance of the Westin Gaslamp Quarter, Hotel Monaco Seattle and Mondrian Los Angeles were excluded for the first quarter of both 2011 and 2010, and the operating results and financial performance of the Viceroy Miami, W Boston and Manhattan Collection have been excluded for the first two quarters of both 2011 and 2010. These operating statistics and financial results include periods prior to the Company’s ownership of the hotels. The hotel operating estimates and assumptions for the Manhattan Collection included in the Company’s 2011 Outlook only reflect the Company’s 49% ownership interest in the hotels.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands, except Occupancy, ADR and RevPAR)
(Unaudited)
Prior-Year Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2010	2010	2010	2010	2010
Pro forma Occupancy	71.8%	82.0%	82.2%	74.2%	77.6%
Pro forma ADR	$175	$192	$196	$206	$193
Pro forma RevPAR	$124	$156	$160	$151	$148
Pro forma Hotel Revenues	$79,225	$96,255	$96,961	$96,159	$368,601
Pro forma Hotel EBITDA	$12,553	$25,365	$24,500	$21,842	$84,259

	First Quarter	Second Quarter
	2011	2011
Pro forma Occupancy	71.4%	80.1%
Pro forma ADR	$188	$210
Pro forma RevPAR	$133	$166
Pro forma Hotel Revenues	$85,458	$103,295
Pro forma Hotel EBITDA	$13,065	$26,814
Notes:
These historical hotel operating results include information from the following hotels: DoubleTree by Hilton Bethesda-Washington DC; Sir Francis Drake; InterContinental Buckhead; Hotel Monaco Washington, DC; Skamania Lodge; Sheraton Delfina; Sofitel Philadelphia; Argonaut Hotel; The Westin Gaslamp Quarter; Hotel Monaco Seattle, Mondrian Los Angeles, Viceroy Miami, W Boston and the 6 hotel properties in the Manhattan Collection. The hotel operating results for the Manhattan Collection only include 49% of the results for the 6 properties to reflect the Company’s 49% ownership interest in the hotels. The results exclude the Grand Hotel Minneapolis. These historical operating results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for the Grand Hotel Minneapolis after it has owned the hotel for one year. In addition, the information above does not reflect the Company’s corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.
The information above has not been audited and has been presented only for comparison purposes.